5.1 and 23.1

             Opinion of Terrence M. Babilla
             Consent of Terrence M. Babilla

                       May 4, 2000


Sport Supply Group, Inc.
1901 Diplomat Drive
Farmers Branch, Texas 75234

Re: Registration Statement on Form S-8 for the Sport Supply Group Inc. Stock Option Agreement and Restricted Stock Award Agreement

Ladies and Gentlemen:

     I have acted as General Counsel to Sport Supply Group, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of the resale of 688,426 shares (the "Shares") of the Company's common stock, $.01 par value. The Shares are issuable or were issued as follows: (i) 100,000 Shares are issuable pursuant to the Sport Supply Group, Inc. Stock Option Agreement, dated January 1, 1997 and as amended January 16, 1998, between the Company and Adam Blumenfeld (the "Stock Option Agreement"), (ii) 28,418 Shares have been issued under the Restricted Stock Award Agreement, dated January 14, 1998, between the Company and John P. Walker (the "Restricted Stock Agreement") and (iii) 560,008 Shares were issued or are issuable under the Company's amended and restated stock option plan (the "Stock Option Plan"). The Shares are being registered pursuant to registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about May 4, 2000 (the "Registration Statement").

     This opinion is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete and that all documents submitted to me as copies are true and correct copies of the originals thereof. I
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have also relied upon such other certifications of public officials, corporate agents and officers of the Company and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

Based on the foregoing, I am of the opinion (a) that in the case of Shares issuable pursuant to the Stock Option Agreement or the Stock Option Plan, if and when such Shares are issued, they will be validly issued, fully paid and nonassessable upon issuance, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance, and further assuming that the consideration actually received by the Company for the Shares equals the exercise price relative to such Shares (and the exercise price exceeds the par value of the Shares) and (b) in the case of the Shares that have been issued under the Restricted Stock Agreement, that such Shares were validly issued and are fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

                              Very truly yours,

                              /S/ TERRENCE M. BABILLA
                              Terrence M. Babilla,
                              Chief Operating Officer,
                              Executive Vice President,
                              General Counsel and Secretary for
                              Sport Supply Group, Inc.